As filed with the Securities and Exchange Commission on March 14, 2012
Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
AKAMAI TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3432319
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
8 Cambridge Center Cambridge, MA	2,142
(Address of Principal Executive Offices)	(Zip Code)
Cotendo, Inc. Amended and Restated 2008 Stock Plan
(Full Title of the Plan)
Melanie Haratunian, Esq.
Senior Vice President and General Counsel
Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, Massachusetts 02142
(Name and Address of Agent For Service)
617-444-3000
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.
Large accelerated filer        ☒                Accelerated filer        ☐
Non-accelerated filer        ☐            Smaller reporting company    ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (including associated preferred stock purchase rights)	1,100,000 shares(2)	$35.34 (3)	$38,874,000 (3)	$4,454.97

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 1,100,000 shares issuable under the Cotendo, Inc. Amended and Restated 2008 Stock Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Global Market on March 7, 2012.

Explanatory Note
This registration statement is being filed to register shares issuable under the Cotendo, Inc. Amended and Restated 2008 Stock Plan which was assumed by the Registrant under the terms of the Agreement and Plan of Merger, entered into as of December 11, 2011, by and among the Registrant; Cosmos Acq Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant; Cotendo, Inc., a Delaware corporation; and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the shareholder representative.

PART i
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2.        Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
(a)    Our latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for our latest fiscal year for which such statements have been filed.
(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
(c)    The description of the securities contained in our registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.        Description of Securities.
Not applicable.
Item 5.        Interests of Named Experts and Counsel.
Not applicable.
Item 6.        Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Amended and Restated Certificate of Incorporation, which we refer to as the Amended and Restated Certificate of Incorporation.
Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Article SEVENTH of our Amended and Restated Certificate of Incorporation provides that no director of Akamai shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
Article EIGHTH of our Amended and Restated Certificate of Incorporation provides that each director or officer of Akamai: (a) shall be indemnified by Akamai against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Akamai) brought against him by virtue of his position as a director or officer of Akamai if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Akamai, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Akamai against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Akamai brought against him by virtue of his position as a director or officer of Akamai if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Akamai, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Akamai, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Akamai against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
Article EIGHTH of our Amended and Restated Certificate of Incorporation provides that indemnification is required to be made unless Akamai determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Akamai that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Akamai fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Akamai notice of the action for which indemnity is sought and Akamai has the right to participate in such action or assume the defense thereof.
Article EIGHTH of our Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, then Akamai must indemnify those persons to the fullest extent permitted by such law as so amended.
We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
Item 7.        Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9.        Undertakings.
1.Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 14th day of March, 2012.
AKAMAI TECHNOLOGIES, INC.

By:    ___/s/ Melanie Haratunian_______________
Melanie Haratunian
Senior Vice President and General Counsel
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Akamai Technologies, Inc., hereby severally constitute and appoint Paul Sagan, James Benson and Melanie Haratunian, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Akamai Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
___ /s/ Paul Sagan_________ Paul Sagan	President and Chief Executive Officer, Director (Principal executive officer)	March 14, 2012
____/s/ James Benson______ James Benson	Chief Financial Officer (Principal financial and accounting officer)	March 14, 2012
___/s/ George H. Conrades__ George H. Conrades	Chairman of the Board of Directors	March 14, 2012
____/s/ Martin M. Coyne II _ Martin M. Coyne II	Director	March 14, 2012
___/s/ Pamela J. Craig_____ Pamela J. Craig	Director	March 14, 2012
____/s/ C. Kim Goodwin__ C. Kim Goodwin	Director	March 14, 2012
___/s/ Jill A. Greenthal___ Jill A. Greenthal	Director	March 14, 2012
___/s/ Peter J. Kight _____ Peter J. Kight	Director	March 14, 2012
________________ F. Thomson Leighton	Director	March 14, 2012
___/s/ Geoffrey A. Moore__ Geoffrey A. Moore	Director	March 14, 2012
___/s/ Frederic V. Salerno _ Frederic V. Salerno	Director	March 14, 2012
___/s/ Naomi O. Seligman__ Naomi O. Seligman	Director	March 14, 2012

INDEX TO EXHIBITS

Number	Description
4/1/2001	Amended and Restated Certificate of Incorporation of the Registrant
4/2/2002	Amended and Restated By-laws of the Registrant, as amended
4/3/2003	Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant
4/4/2004	Rights Agreement, dated as of September 10, 2002, between the Registrant and EquiServe Trust Company, N.A.
4/4/2005	Amendment No. 1, dated as of January 29, 2004, to the Rights Agreement, dated as of September 10, 2002, between the Registrant and EquiServe Trust Company, N.A.
5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
24	Power of attorney (included on the signature pages of this registration statement)
99.1	Cotendo Inc. Amended and Restated 2008 Stock Plan
____________

(1)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 14, 2000.

(2)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on May 12, 2008.

(3)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

(4)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on September 11, 2002.

(5)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on February 2, 2004.